Exhibit 4.1

TRANSFER AGENCY AND REGISTRAR SERVICES
AGREEMENT

by and between:

WASHINGTON TRUST BANCORP, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY

Dated: February 15, 2006

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (the “Agreement”), dated as of February 15, 2006 is between Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”) and American Stock Transfer & Trust Company, a New York corporation (“AST”).

WHEREAS, the Company desires the appointment of AST as transfer agent and registrar;

WHEREAS, AST desires to accept such appointment and perform the services related to such appointment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follow:

Section 1. Appointment of Agent

1.01
The Company hereby appoints AST to act as sole transfer agent and registrar for the common stock of the Company and for any such other shares as the Company may request in writing (“the Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.

1.02	In connection with the appointment of AST as transfer agent and registrar for the Company, the Company shall provide AST:

(a)
A Certificate of Appointment in substantially the form furnished by AST (and a Supplemental Certificate each time there is any material change to the information contained in the original Certificate of Appointment). It is agreed, however, that any provisions explicitly addressed in this Agreement shall govern the relationship between the parties in the event of a conflict between the Certificate of Appointment and this Agreement;

(b)	Specimens of all forms of outstanding stock certificates, in the forms approved by the Board of Directors of the Company, with a certificate of the Secretary of the Company as to such approval;

(c)
Specimens of the signatures of the officers of the Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;

(d)
A copy of the Articles of Incorporation and by-laws of the Company and, on a continuing basis, copies of all material amendments to the Articles of Incorporation or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and

(e)
A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Company authorized to sign stock certificates and bearing the Company’s corporate seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.

Section 2. Standard Services

2.01	In accordance with the procedures established from time to time by agreement between the Company and AST, AST shall provide the following services:

(a)	Create and maintain shareholder accounts for all Shares;

(b)	Provide online access capability for the Company’s personnel, including “read-only” access to individual shareholder files;

(c)	Review transfer documents and certificates for acceptability;

(d)	Complete transfer debit and credit transactions;

(e)	Provide for the original issuance of shares as directed by the Company ;

(f)	Maintain Treasury accounts in book entry;

(g)	Furnish clear, simple, and detailed instructions to shareholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers;

(h)	Post transfers to the record system daily;

(i)	Prepare a list of shareholders entitled to vote at the annual meeting as requested by the Company;

(j)
As required by the Company, mail all proxy materials to shareholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such shareholders of record to a designated third party for purposes of such mailing (it being understood, however, that production of such external files shall be billable as an expense at AST’s standard rates for the production of external tapes);

(k)	Tabulate returned proxy cards, telephonic votes and internet votes;

(l)	Provide the Company with access to shareholder voting records via online access or by written report, prior to the Company’s annual meeting;

(m)	Provide appropriate responses to electronic, telephonic and written inquiries from the Company’s shareholders;

(n)
Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling shareholder requests without talking to a representative;

(o)	Prepare and submit appropriate tax and other reports required by State and Federal agencies, principal stock exchanges, and shareholders, as requested by the Company;

(p)
Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser. AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST and the Company harmless. AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the shareholder. AST, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity;

(q)	Compute quarterly dividend payment for each account as of the record date, balanced to the official share position;

(r)
Prepare and transmit payments for dividends and distributions declared by the Company, provided good funds for said dividends or distributions are received by AST prior to the scheduled mailing date for said dividends or distributions;

(s)	Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines;

(t)	Replace lost or stolen dividend checks at a shareholder’s request;

(u)	Withhold taxes on dividends at the appropriate rate when applicable; and

(v)	Administer an Investors Choice Direct Stock Purchase and Sale program (if requested).

2.02
The Company shall have the obligation to discharge all applicable escheat and notification obligations. Notwithstanding the foregoing, upon request, AST will assist the Company in discharging these obligations.

2.03	AST may, at its election, outsource any of the services to be provided hereunder, but shall retain ultimate responsibility for any of the services so provided.

2.04	AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST.

Section 3. Fees and Expenses

3.01	Fees

The Company agrees to pay AST fees for the services performed pursuant to this Agreement in the amount of $2,000.00. per month. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.

3.02	Out-of-Pocket Expenses

(a)
In addition to the fees paid under Section 3.01 above, the Company agrees to reimburse AST for all reasonable expenses or other charges incurred by AST in connection with the provision of services to the Company (including reasonable attorneys fees) at AST’s rates then in effect.

(b)	Notwithstanding Section 3.03 below, AST reserves the right to request, which request shall include proper documentation, advance payment for substantial out-of-pocket expenditures.

3.03.	Payment of Fees and Expenses

The Company agrees to pay all fees and reimbursable expenses within twenty (20) days following the receipt of a billing notice. Interest charges will accrue on unpaid balances outstanding for more than sixty (60) days.

3.04.	Services Required by Legislation

Services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by agreement of the parties.

Section 4. Representations and Warranties of AST

AST represents and warrants to the Company that:

It is a corporation duly organized and validly existing in good standing under the laws of the State of New York;

It is duly qualified to carry on its business in the State of New York;

It is empowered under applicable laws and by its Charter and By-laws to enter into and perform this Agreement; and

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement,

It has developed and implemented policies and procedures designed to assure compliance with applicable federal securities laws and will act in accordance with such policies and procedures; and

It is registered as a transfer agent under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”).

Section 5. Representations and Warranties of the Company

The Company represents and warrants to AST that:

It is a corporation duly organized and validly existing and in good standing under the laws of Rhode Island;

It is empowered under applicable laws and governing instruments to enter into and perform this Agreement;

All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement;

All certificates representing Shares that were not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the ”Act”). The shares may not be sold, transferred or assigned in the absence of an effective registration for these shares under the Act or an opinion of the Company’s counsel that registration is not required under the Act.”

All Shares not so registered were issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Act, and in each such issuance or transfer, the Corporation was so advised by its legal counsel.

Section 6. Reliance and Indemnification

6.01
AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless, prior thereto, (a) the Company shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Company; (b) the Company furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (c) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, rely on advice received from its legal counsel; provided that, AST shall notify the Company as to the advice or instructions it has received from its legal counsel. AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a shareholder; (b) on any statement of fact contained in any such writing or other instruction that it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Company or a shareholder as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing; and (e) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

6.02
AST shall not be responsible for, and the Company shall indemnify and hold AST harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, reasonable counsel fees and expenses, payments, general expenses and/or liability arising out of or attributable to:

(a)
AST’s (and/or its agents’ or subcontractors’) actions performed in its capacity as transfer agent and/or registrar, provided that such actions are taken in good faith and without gross negligence or willful misconduct or material violation of law;

(b)	The Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

(c)	Any action(s) taken in accordance with section 6.01 above;

(d)
Any action(s) performed pursuant to a direction or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Company with prior notice when practicable, unless AST is not permitted to do so); and

(e)	Any reasonable expenses, including attorney fees, incurred in seeking to enforce the foregoing indemnities.

6.03
The Company shall not be responsible for, and AST shall indemnify and hold the Company harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, reasonable counsel fees and expenses, payments, general expenses and/or liability arising out of or attributable to AST’s (and/or its agents’ or subcontractors’) actions performed in its capacity as transfer agent and/or registrar taken in bad faith and with gross negligence, willful misconduct or material violation of law.

6.04
AST will research the records delivered to it on its appointment as agent if it receives a stock certificate not reflected in said records. If neither the Company nor AST is able to reconcile said certificate with said records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Company shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.

6.05
The foregoing indemnities shall not terminate on termination of AST’s acting as transfer agent and/or registrar, and they are irrevocable; provided, however, that such indemnities shall apply only to those actions taken during the term of the Agreement and in connection with each party’s performance thereunder. AST’s acceptance of its appointment as transfer agent and/or registrar, evidenced by its acting as such for any period, shall be deemed sufficient consideration for the foregoing indemnities.

Section 7. Standard of Care

AST shall, at all times, act in good faith. AST agrees to use its best efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.

Section 8. Limitations on AST’s Responsibilities

AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Company’s charter, Articles of Incorporation, or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

IN NO EVENT SHALL AST HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

AST’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF ALL FEES (EXCLUDING EXPENSES) PAID OR PAYABLE UNDER THIS AGREEMENT IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE FIRST EVENT GIVING RISE TO LIABILITY.

Section 9. Covenants of the Company and AST

9.01	AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping of stock certificates.

9.02
AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Company and will be preserved, maintained and made available to the Company in accordance with the requirements of law, and will be surrendered promptly to the Company on and in accordance with its request provided that the Company has satisfactorily performed its obligations under Sections 3.01, 3.02, 10.03 and 10.05 hereof, to the extent applicable. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures, but in all cases in accordance with Rules 17Ad-6 and 17 Ad-7 promulgated under the Exchange Act.

9.03
AST and the Company agree that all confidential books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or as permitted by AST’s privacy policy as then in effect.

9.04	AST agrees to allow the Company to inspect its on-premise technology security controls from time to time at the convenience of AST.

9.05	AST agrees to obtain a Type II SAS 70 Report no less than annually and provide the Company with a copy of its annual SAS 70 Report within 30 days of receipt.

9.06
In the event that AST becomes aware of either of the following conditions, AST will notify the Company within 30 days of becoming aware of the condition: (i) a significant change in the controls covered by the SAS 70 Report, or (ii) a significant error or material weakness in the internal controls covered by the SAS 70 Report.

9.07
In the event that AST becomes aware of a breach of this Agreement relating to the treatment of confidential information, AST will notify the Company within 24 hours of the discovery of the breach. AST will provide the Company with any and all known information related to the breach.

9.08	AST agrees to provide annual audited financial statements to the Company within 120 days of its year-end close of business.

9.09	AST agrees to provide any amendments to its privacy policy to the Company within 30 days of such amendment.

Section 10. Term and Termination

10.01
The initial term of this Agreement shall be three (3) years from the date first referenced above and the appointment shall automatically be renewed for further one year successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial three year or any subsequent one year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

10.02
In the event that AST commits any continuing breach of its material obligations under this Agreement, and such breach remains uncured for more than sixty (60) days after written notice by the Company (which notice shall explicitly reference this provision of the Agreement), the Company shall be entitled to terminate this agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and (b) payment of any amounts required pursuant to Section 10.05 hereof.

10.03
In the event that the Company terminates this Agreement other than pursuant to Sections 10.01 and 10.02 above, the Company shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to Section 3 above, as well as the charges accruing pursuant to Section 10.05 below.

10.04
In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days after written notice by AST (which notice shall expressly reference this provision of the Agreement), AST shall have the right, upon notice to the Company, to terminate this Agreement or suspend its services for a period of time not to exceed sixty (60) days. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company, and shall not be deemed its agent for such purposes. Such suspension shall not affect AST’s rights under the Certificate of Appointment or this Agreement.

10.05
Should the Company elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to its successor or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination. AST shall be entitled to retain all transfer records and related documents until all amounts owing to AST have been paid in full. AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

Section 11. Assignment

Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.

Section 12. Notices

Any notice or communication by AST or the Company to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid), telex, telecopier or overnight air courier to the other’s address:

If to the Company:

Mr. David V. Devault
Executive Vice President, Secretary, Treasurer and Chief Financial Officer
Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, RI 02891
Telecopy no: 401-348-1565

With a copy to:

Mr. Paul W. Lee
Goodwin Procter LLP
Exchange Place
Boston, MA 02109-2881
Telecopy No.: (617) 523-1231

If to AST:

Mr. George Karfunkel
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telecopy No.: (718) 236-4588

With a copy to:

American Stock Transfer & Trust Company
Attn: General Counsel
59 Maiden Lane
New York, NY 10038

AST and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 13. Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14. Amendment

This Agreement may be amended or modified by a written amendment executed by both parties hereto.

Section 15. Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.

Section 16. Governing Law

This Agreement shall be governed by the laws of the State of New York.

Section 17. Descriptive Headings

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 18. Third Party Beneficiaries

The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

Section 19. Survival

All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

Section 20. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 21. Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by an officer thereunto duly authorized, all as of the date first written above.

WASHINGTON TRUST BANCORP, INC.

By./s/ David V. Devault                           By./s/ Elizabeth E. Eckel

Name: David V. Devault   Name: Elizabeth B. Eckel

Title: Executive Vice President,  Title: Senior Vice President, Marketing
Secretary, Treasurer and
Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer

Title: Vice President

Exhibit 4.2
AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
AMENDED AND RESTATED RIGHTS AGREEMENT

This Agreement of Substitution and Amendment of Amended and Restated Rights Agreement (the “Agreement”) is entered into as of February 15, 2006, by and between Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”), and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).

RECITALS

A.
On or about March 1, 2002, the Company entered into Amended and Restated Rights Agreement (the “Rights Agreement”) with Mellon Investor Services LLC, a New Jersey limited liability company (the “Predecessor Agent”) as rights agent. All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement.

B.	The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C.	The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

D.
Pursuant to Section 27 of the Rights Agreement, the Company may from time to time, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to, among other things, to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Section 21 of the Rights Agreement is hereby amended to provide that any successor Rights Agent shall, at the time of its appointment as Rights Agent, have a combined capital and surplus of at least $25 million, rather than $100 million.

2.
The Company hereby appoints AST as Rights Agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.
AST hereby accepts the appointment as Rights Agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4.	From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

5.	Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:   Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891
Attention: Secretary

with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Paul W. Lee

If to AST:    American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department

6.	Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

7.	This Agreement may be executed in one or more counterparts, each of which shall together constitute one and the same document.

*remainder of page intentionally left blank*

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.
WASHINGTON TRUST BANCORP, INC.

By: /s/ David V. Devault
Name: David V. Devault
Title: Executive Vice President, Secretary, Treasurer and Chief Financial Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY

By: /s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President